EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

APPLIED ENERGETICS, INC.

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Adopted in accordance with the provisions of Sections 222 and

242 of the General Corporation Law of the State of Delaware

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THE UNDERSIGNED, being a duly authorized officer of Applied Energetics, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.       That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the first sentence of Article FOURTH as it now exists and inserting in lieu and instead thereof a new first sentence of Article FOURTH reading as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Two Million (502,000,000), consisting of Five Hundred Million (500,000,000) shares of Common Stock, par value $.001 per share (“Common Stock”), and Two Million (2,000,000) shares of Preferred Stock, par value $.001 per share (“Preferred Stock”).”

2.       That such amendment has been duly adopted by the Corporation’s Board of Directors and Shareholders in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

Dated: February __, 2016

APPLIED ENERGETICS, INC.

By:
George P. Farley
Chairman